UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )
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Preliminary Proxy Statement

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Soliciting Material under §240.14a-12

Empire State Realty Trust, Inc.

(Name of Registrant as Specified in Its Charter)

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Dear Shareholders:
This letter responds to a proxy paper published by Glass Lewis on April 13, 2023 in relation to the annual shareholder meeting (the “Annual Meeting”) of Empire State Realty Trust, Inc. (the “Company”) scheduled for May 11, 2023. In the paper, Glass Lewis recommended a “WITHHOLD” vote for James D. Robinson, IV, the chair of our Nominating and Corporate Governance Committee, due to board gender diversity concerns. This recommendation does not recognize the Company’s commitment to board diversity or address our proxy statement disclosure around our current active search for a director. This supplement provides additional information about our board refreshment process and commitment to board diversity.
On behalf of the board, I encourage you to review this supplement, as well as the detailed information provided in our 2023 proxy statement (the “Proxy Statement”) before you cast your vote at the Annual Meeting. We urge you to vote FOR the re-election of Mr. Robinson to our board. All references to page numbers in this letter refer to the page numbers of our Proxy Statement.
As we noted in our Proxy Statement, our board gender diversity percentage is currently lower compared to the prior year due to the departure of Leslie D. Biddle from our board in mid-January 2023 to serve as Special Assistant to the Undersecretary of Infrastructure at the U.S. Department of Energy (see page 7). We stated in the Proxy Statement that (i) we have an active search underway to replace Ms. Biddle, and (ii) we include candidates with a diversity of race, ethnicity and gender in each board nominee candidate pool and consider the opportunity to enhance the diversity of the board with any new director (see page 8). In this regard, as disclosed in the Proxy Statement, and all under Mr. Robinson’s leadership of the Nominating and Corporate Governance Committee, we have appointed three independent, diverse directors since 2017, or 75% of new directors (see page 8). Further, as part of our commitment to board diversity, (i) in 2021 we codified in our Corporate Governance Guidelines our commitment to including diverse candidates in each nominee candidate pool and (ii) we added a board diversity matrix to our Proxy Statement in response to shareholder feedback.
We hope that you can appreciate that it takes time to find a new director, and we had a very tight window between mid-January and filing our proxy statement in March. We believe it is in the best interests of our shareholders for us to find the right director who will enhance the board’s knowledge, skills, experience and diversity as set forth in our Proxy Statement (see page 15). We have an active search underway for a new director and we have under consideration only female candidates. This is in keeping with our commitment to seek highly qualified board candidates with a diversity of race, ethnicity and gender in each candidate pool. We continue to focus on an increase in the gender diversity on our board.
Glass Lewis’ recommendation against Mr. Robinson comes as he leads the search for, and has already committed and continues to commit a tremendous amount of effort to our search process for, a new director. Mr. Robinson is a highly valuable member of our board who has served as a director since 2015 and brings our board more than 30 years of management and board experience in the technology industry, including critical expertise in technology and cybersecurity, digital media and commerce, investment and risk management. During his tenure as chair of the Nominating and Corporate Governance Committee, he has brought Leslie D. Biddle (2017), Patricia S. Han (2019), Grant H. Hill (2020) and R. Paige Hood (2020) to our board. We hope that you will vote “FOR” James D. Robinson, IV in light of our efforts led by him to appoint our new director and further our commitment to board diversity. If you have previously voted “WITHHOLD” for James D. Robinson, IV, we hope you will reconsider your vote.
We thank you for your review of our Proxy Statement and this supplement and value your feedback as always.
Sincerely,
/s/ Steven J.Gilbert
Steven J. Gilbert
Lead Independent Director